As filed with the Securities and Exchange Commission on January 10, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Parent Company

(Exact Name of Registrant as Specified in its Charter)

Colorado	65-0797093
(State of Incorporation)	(I.R.S. Employer Identification No.)

1099 18th Street, Suite 1800, Denver, Colorado 80202

(Address of Principal Executive Offices)

The Parent Company 2007 Long-Term Incentive Plan

(Full Title of the Plan)

Michael J. Wagner

Chief Executive Officer

The Parent Company

1099 18th Street, Suite 1800

Denver, Colorado 80202

(303) 228-9000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Thomas R. Stephens, Esq.

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

(303) 592-3100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,400,000	$5.83	$13,992,000	$550

(1)	This registration statement registers shares of common stock of The Parent Company (“Registrant” or the “Company”) issuable under awards to be granted under The Parent Company 2007 Long-Term Incentive Plan, together with such additional and indeterminate number of shares of common stock of the Registrant as may become issuable as the result of stock splits, stock dividends or similar transactions affecting the common stock of the Registrant, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low sale prices of shares of the common stock of the Registrant on The Nasdaq Capital Market on January 8, 2008, within five business days prior to filing this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 and Item 2 of Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. However, Such information required by Item 1 and Item 2 of Part I is included in documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows the Company to “incorporate by reference” in this registration statement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that the Company files later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. The Company incorporates by reference in this registration statement the documents listed below and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold; provided, however, that the Company is not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

•

the Company’s proxy statement/prospectus included in Amendment No. 3 to our Registration Statement on Form S-4, containing selected historical consolidated financial data of eToys Direct, Inc. and selected unaudited pro forma condensed combined financial data of BabyUniverse, Inc. and eToys Direct, Inc., filed with the SEC on September 28, 2007;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and November 3, 2007;

•

the Company’s Current Reports on Form 8-K filed on January 5, 2007, March 14, 2007, March 16, 2007, April 2, 2007, April 5, 2007, May 15, 2007, May 16, 2007, May 30, 2007, June 4, 2007, June 19, 2007, July 11, 2007, August 14, 2007, August 15, 2007, September 11, 2007, September 17, 2007, October 18, 2007, December 10, 2007, December 12, 2007 and December 20, 2007; and

•	the Company’s registration statement on Form 8-A/A filed with the SEC on January 9, 2008.

You may request a copy of any filings referred to above (excluding certain exhibits to the documents), at no cost, by writing or telephoning us at the following address:

The Parent Company

1099 18th Street, Suite 1800

Denver, Colorado 80202

Attention: Investor Relations

Item 4.	Description of Securities.

Not applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers

Indemnification under our Articles of Incorporation and Bylaws and the Colorado Business Corporation Act

Pursuant to our Articles of Incorporation and Bylaws, the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by such laws as are in effect from time to time and applicable to the Company. This right to indemnification continues after a person has ceased to be a director or officer of the Company. However, the Company is not obligated to indemnify a director or officer in connection with a proceeding initiated by such person unless the proceeding was authorized or consented to by the Company’s board of directors or shareholders (and except for proceedings to enforce rights to indemnification). The Company may pay for or reimburse the reasonable expenses incurred by such persons who are a party to a proceeding in advance of final disposition of the proceeding under certain circumstances. The personal liability of the Company’s directors to the Company and its shareholders is also limited to the fullest extent permitted under the Colorado Business Corporation Act. In addition, the Company may purchase and maintain insurance on behalf of person who is or was a director, officer, employee or agent against any liability asserted against or incurred by such person in that capacity, or arising out of that status, whether or not the Company would have the power to indemnify the person against such liability under the Company’s Articles of Incorporation and Bylaws or applicable law.

Under the Colorado Business Corporation Act as presently in effect, a corporation may indemnify its directors, officers, employees, fiduciaries, or other agents against personal liability if: (a) such person’s conduct was in good faith; and (b) such person reasonably believed (i) in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests; and (ii) in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify its directors, officers, employees, fiduciaries, or other agents against personal liability (a) in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that he derived an improper personal benefit.

Indemnification under the Merger Agreement with eToys Direct, Inc.

We have agreed for the six-year period following the effective date (October 12, 2007) of our merger transaction with eToys Direct, Inc. to, or to cause eToys Direct, Inc., as the surviving entity in the merger, to, indemnify each director or officer of eToys Direct, Inc. for any and all actions taken by those individuals prior to the effective time of the merger to the fullest extent and in the same manner as eToys Direct, Inc. provided indemnification to those directors and officers pursuant to its certificate of incorporation in effect at the effective time of the merger. Under our merger agreement with eToys Direct, Inc., we have also agreed to, or to cause eToys Direct, Inc., as the surviving entity in the merger, to, obtain directors and officers insurance covering the persons covered as of the time immediately prior to the consummation of the merger under eToys Direct, Inc.’s directors and officers insurance for a period of six years from the effective date of the merger.

Item 7.	Exemption From Registration Claimed.

Not applicable

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Item 8.	Exhibits

Exhibit Number	Description of Exhibit

5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP

23.1	Consent of Lieberman & Associates, P.A.

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

23.3	Consent of Ernst & Young LLP

23.4	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	The Parent Company 2007 Long-Term Incentive Plan, incorporated by reference to Exhibit D to the Company’s Information Statement on Schedule 14C filed with the SEC on December 19, 2007

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Item 9.	Undertakings

(1) The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 10, 2008.

THE PARENT COMPANY

By:	/s/ Michael J. Wagner
Michael J. Wagner Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Wagner and Barry Hollingsworth, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael J. Wagner Michael J. Wagner	President and Chief Executive Officer (Principal Executive Officer) and Director	January 4, 2008

/s/ Barry Hollingsworth Barry Hollingsworth	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 4, 2008

John C. Textor	Chairman of the Board

/s/ Pam Abrams Pam Abrams	Director	January 7, 2008

Lauren Krueger	Director

/s/ Frank Rosales Frank Rosales	Director	January 7, 2008

/s/ John Schaefer John Schaefer	Director	January 4, 2008

/s/ Edward Ulbrich Edward Ulbrich	Director	January 4, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP

23.1	Consent of Lieberman & Associates, P.A.

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

23.3	Consent of Ernst & Young LLP

23.4	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	The Parent Company 2007 Long-Term Incentive Plan, incorporated by reference to Exhibit D to the Company’s Information Statement on Schedule 14C filed with the SEC on December 19, 2007